Exhibit 99.1

CONTINENTAL RESOURCES INCREASED PRODUCTION 57 PERCENT TO 75,219 BARRELS OF

OIL EQUIVALENT PER DAY FOR FOURTH QUARTER 2011

December 2011 Exit Rate Was a Monthly Average of 78,260 Barrels of Oil Equivalent per Day

Production Exceeding 80,000 Barrels of Oil Equivalent per Day Thus Far in January 2012

2011 Proved Reserves Increased 39 Percent to 508 Million Barrels of Oil Equivalent

ENID, Oklahoma, Jan. 25, 2012—Continental Resources, Inc. (NYSE:CLR) reported production of 75,219 barrels of oil equivalent per day (Boepd) for the fourth quarter of 2011, a 57 percent increase over production of 48,034 Boepd for the fourth quarter of 2010 and an increase of 13 percent over production in the third quarter of 2011. Crude oil accounted for 72 percent of Continental's fourth quarter 2011 production.

The Company achieved a production exit rate of 78,260 Boepd for December 2011, a 52 percent increase over the December 2010 monthly average exit rate of 51,635 Boepd. January 2012 production continues to accelerate at more than 80,000 Boepd thus far in the month, the Company said.

“Two years ago we announced a five-year plan to triple production and proved reserves by year-end 2014. Since December 2009, we’ve already doubled production,” said Harold Hamm, Chairman and Chief Executive Officer. “We’re clearly ahead of plan due to better well performance and increased operating efficiency.”

With the strong fourth quarter performance, full-year 2011 production totaled 22.6 MMBoe (million barrels of oil equivalent), a 43 percent increase over 2010 production of 15.8 MMBoe. Continental’s 2011 production beat its guidance for the year.

2011 Proved Reserves Increased 39 Percent

Continental increased year-end 2011 proved reserves to 508 MMBoe, 39 percent higher than 2010 proved reserves of 365 MMBoe. The proved reserves additions in 2011 reflected 23.4 MMBoe of proved undeveloped reserves (PUDs) in the Arkoma Woodford natural gas play of Oklahoma that were declassed to Probable Undeveloped. Given the current low level of natural gas prices, the Company decided it is unlikely to drill the PUDs by year-end 2013 as originally scheduled.

Driving the 2011 increase in proved reserves was Continental’s strong performance in the North Dakota Bakken and the Anadarko Woodford of Oklahoma. Continental completed or participated in completing 390 gross (122 net) wells in the Bakken (North Dakota and Montana) and 107 gross (43 net) wells in the Anadarko Woodford in 2011. These totals include operated and non-operated wells. Essentially all of Continental's 2011 reserve additions were the result of the Company's drilling program.

Forty percent of 2011 proved reserves were proved developed, compared with 38 percent at year-end 2010.

Continental’s 2011 proved reserves included 1,517 gross (692 net) PUD locations. Of these, 72 percent of the PUDs are located in the Bakken and 17 percent are in the Anadarko Woodford.

In terms of total 2011 proved reserves, 58 percent are in the Bakken, 26 percent are in the Anadarko and Arkoma Woodford plays, and 13 percent are in the Red River Units (North Dakota, South Dakota and Montana).

Continental's 2011 proved reserves represented $22 billion in undiscounted future net cash flows, before income taxes. The Company’s 2011 proved reserves had a net present value discounted at 10 percent (PV-10) of $9.2 billion, almost double the 2010 total.

Ryder Scott Company, L.P. evaluated properties representing 91 percent of the Company's proved reserves and 96 percent of Continental's PV-10 at year-end 2011, with Continental reserve engineers evaluating the remaining properties.

Production Growth Continues

In terms of Continental-operated wells, the Company completed 61 gross wells in the Bakken in the fourth quarter of 2011, with 54 in North Dakota and seven in Montana.

Thirty-three of the North Dakota wells had initial production rates of at least 1,000 Boepd in their initial one-day test periods. Overall, the Company’s North Dakota Bakken wells had an average IP of 1,128 Boepd in their initial one-day test periods.

The 10 strongest Company-operated Bakken wells in North Dakota (with initial one-day test period gross production results) were:

•	Dvirnak 3-7H (43% WI) in Dunn Co. – 2,115 Boepd;

•	Dvirnak 2-7H (43% WI) in Dunn Co. – 2,094 Boepd;

•	Durham 1-2H (40% WI) in McKenzie Co. – 2,003 Boepd;

•	Entzel 1-26H (65% WI) in Dunn Co. – 1,726 Boepd;

•	Pletan 4-18H (43% WI) in Dunn Co. – 1,618 Boepd;

•	Mack 4-2H (77% WI) in McKenzie Co. – 1,585 Boepd;

•	Palmer 1-25H (29% WI) in McKenzie Co. – 1,534 Boepd;

•	Pletan 3-18H (43% WI) in Dunn Co. – 1,526 Boepd;

•	Grande 1-18H (37% WI) in Dunn Co. – 1,514 Boepd; and

•	Patterson 1-13H (86% WI) in McKenzie Co. – 1,498 Boepd.

Notable Company-operated Bakken wells in Richland County, Montana (with initial one-day test period gross production results) were:

•	Jeannette 2-11H (95% WI) – 793 Boepd;

•	Harold 1-14H (92% WI) – 632 Boepd; and

•	Thelma 2-14H (86% WI) – 510 Boepd.

Continental was a non-operating partner in the recent completion of a significant confirmation test well in the second bench of the Three Forks zone, the Sunline 11-1TF-2SH (17% WI for Continental), which produced at an initial rate of 1,023 Boepd. The Sunline well is approximately 20 miles east of Continental’s Charlotte 2-22H (91% WI), which was the first test of the lower Three Forks benches. Both wells are in McKenzie County.

Continental currently is operating 22 drilling rigs in the Bakken, with 19 in North Dakota and three in Montana. The Company plans to add two more rigs in North Dakota by the end of February.

In Weld County, Colorado, in the Niobrara/DJ Basin, Continental has four wells currently in various stages of completion. The most recently drilled well, the Staudinger 1-31H (56% WI) appears to have the strongest initial production results and is currently producing 431 Bopd (461 Boepd with natural gas) with a flowing tubing pressure of 200 psi. The Marconi 1-1H (62% WI) well is producing 150 Bopd, and the Perrin 1-10H (51% WI) and Hahn 1-4H (100% WI) were recently put on artificial lift. Results from these wells will be published at a later date. Continental continues to operate one rig in the Niobrara/DJ Basin, drilling a combination of 640- and 1,280-acre spacing units.

In early January 2012, the Company finished drilling and began completing the Tom’s 1-21XH (84% WI) in the Blaine County portion of the Anadarko Woodford play. The Tom’s 1-21XH is the first multiple-unit spaced well drilled in Oklahoma. The horizontal section of the Tom’s well is twice the length of previous Anadarko Woodford wells drilled in the play. Continental expects longer laterals in the Anadarko Woodford will have a significant, positive impact on well productivity and economics.

The Tom’s 1-21XH was drilled to total depth of 20,532 feet (including a 9,995-foot lateral) in just 47 days, 11 days faster than expected. Continental successfully stimulated the Tom’s well in 26 stages and is preparing to begin well-test operations.

Continental is currently drilling its second cross-unit well in Blaine County, Oklahoma.

The Company currently has 12 operated drilling rigs in the Anadarko Woodford, with plans to average 10 rigs in the play in the final three quarters of 2012. Activity is focused on high-liquids areas in the Northwest and Southeast Cana.

Continental has one operated rig currently drilling in the Arkoma Woodford. The Company plans to suspend drilling in the Arkoma Woodford until natural gas prices strengthen.

2012 Investors’ Day Planned

Continental plans to hold its 2012 Investors’ Day Conference on Tuesday, October 9, 2012, in Oklahoma City. The Company will be announcing its agenda and additional information on the event in the next several months.

Continental plans to report full financial and operating results for the fourth quarter of 2011 on Wednesday, February 22, 2012, after the close of market trading. The Company plans to conduct its fourth quarter earnings conference call the next morning.

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company. The Company focuses its operations in large new and developing plays where horizontal drilling and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves in U.S. resource plays.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company's control. Other than historical facts included in this press release, all information regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, changes in estimates of projected crude oil and natural gas recoveries from certain fields, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources, changes in regulatory constraints, and other factors listed in reports we have filed or may file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

Contact:	Investor Relations	Media
	Warren Henry, VP Investor Relations	Kristin Miskovsky, VP Public Relations
	(580) 548-5127	(405) 234-9480
	warrenhenry@contres.com	kristinmiskovsky@contres.com